AMENDMENT NO. 1

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AMENDMENT NO. 1 dated as of October 7, 2024 (“Amendment”) to the FUND OF FUNDS INVESTMENT AGREEMENT, dated as of January 19, 2022 (the “Agreement”) is made by and between the AuguStarSM Variable Insurance Products Fund, Inc. f/k/a Ohio National Fund, Inc., on behalf of itself and its separate series listed in the Agreement’s Schedule A, severally and not jointly (each an “Investing Fund”), and the investment trusts listed on the Agreement’s Schedule A, on behalf of themselves and their respective series also listed on Schedule A, severally and not jointly (each a “Vanguard Fund” and together with the Investing Funds, the “Funds”).

WHEREAS, the Investing Funds have had name changes including Ohio National Fund, Inc. changing its name to AuguStarSM Variable Insurance Products Fund, Inc.;

WHEREAS, the parties desire to amend the Agreement.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A is hereby deleted and replaced with the Schedule A hereto.

2.	The Investing Fund’s notice contact under Section 5 is updated as follows:

If to an Investing Fund:

Todd Brockman

AuguStarSM Variable Insurance Products Fund, Inc.

P.O. Box 237

Cincinnati, OH 45201

Fax: (513) 794-4507

Email: todd_brockman@constellationinsurance.com

With a copy to:

Megan Meyer

Attn: Legal Dept.

One Financial Way

Cincinnati, OH 45242

Email: mmeyer@constellationinsurance.com

3.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS THEREOF, the parties have executed this Amendment as of the first date written above.

Vanguard Funds

/s/ John Schadl
Print name: John Schadl
Title: Assistant Secretary

AuguStarSM Variable Insurance Products Fund, Inc.

/s/ Thomas Mooney
Print name: Thomas G. Mooney
Title: Interim President

SCHEDULE A

List of Funds to Which the Agreement Applies

November 11, 2024

Investing Funds

AuguStarSM Variable Insurance Products Fund, Inc. (f/k/a Ohio National Fund, Inc.)

AVIP Moderately Conservative Model Portfolio

AVIP Balanced Model Portfolio

AVIP Moderate Growth Model Portfolio

AVIP Growth Model Portfolio

AVIP Constellation Managed Risk Balanced Portfolio

AVIP Constellation Managed Risk Moderate Growth Portfolio

AVIP Constellation Managed Risk Growth Portfolio

AVIP Constellation Dynamic Risk Balanced Portfolio

Vanguard Funds

Vanguard World Fund

Vanguard International Growth Fund Admiral Shares

Vanguard Index Funds

Vanguard 500 Index Fund ETF Shares

Vanguard Total Stock Market Index Fund ETF Shares

Vanguard Scottsdale Funds

Vanguard Intermediate-Term Corporate Bond Index Fund ETF Shares

Vanguard Intermediate-Term Treasury Index Fund ETF Shares

Vanguard Short-Term Treasury Index Fund ETF Shares

Vanguard Admiral Funds

Vanguard S&P 500 Value Index Fund ETF Shares

Vanguard Bond Index Funds

Vanguard Total Bond Market Index Fund ETF Shares